Exhibit 99.1

Novelion Therapeutics Announces Leadership Change

Novelion General Counsel Benjamin Harshbarger Appointed as Interim Chief Executive Officer (CEO)

Vancouver, British Columbia, November 20, 2018 — Novelion Therapeutics Inc. (NASDAQ:NVLN),  today announced that General Counsel, Benjamin Harshbarger, has been appointed as interim CEO, reporting to Novelion’s Executive Chair, Mark Corrigan, M.D., effective immediately. Jeffrey Hackman resigned as interim CEO to pursue another opportunity and will stay with the Company in a transitional role until November 30, 2018.

Dr. Corrigan commented, “In the past year, we have made substantial progress in the turnaround of Novelion, and on behalf of the Board of Directors, I’d like to thank Jeff for his dedication to this mission. Importantly, Ben has played a critical role in these initiatives, including the recent loan facility secured by our operating subsidiary, Aegerion Pharmaceuticals, Inc. (“Aegerion”), which we believe positions Aegerion to achieve a more comprehensive capital restructuring - our primary near-term goal. Ben is a long-tenured and trusted leader among Novelion’s employees, and under his guidance we are well-positioned to continue the positive momentum towards fixing our capital structure and driving growth.”

Mr. Harshbarger has served as Novelion’s general counsel since November 2016. Prior to that, he served as Aegerion’s acting general counsel, VP, EMEA legal counsel and as vice president, deputy general counsel. Before joining Aegerion in 2012, Mr. Harshbarger served as senior director, corporate counsel at Cubist Pharmaceuticals, Inc. from March 2008 to March 2012, and senior director, deputy general counsel at ViaCell, Inc. from March 2006 to March 2008. Mr. Harshbarger served in several legal positions of increasing responsibility at Biogen Idec from November 2001 to March 2006 and served as an associate at the law firm of Mintz Levin from 1996 to 2001. Mr. Harshbarger holds a J.D. from Boston College Law School and a B.A. from the University of Richmond.

Mr. Harshbarger commented, “With two important rare disease therapies that carry potential for expansion in new markets and indications, we believe we have an opportunity to become a sustainable and growing organization. We are primarily focused on reaching our next critical inflection point: a comprehensive long-term capital restructuring which, if successful, will allow us to take advantage of this growth opportunity while continuing to deliver important therapies to patients.”

About Novelion Therapeutics

Novelion Therapeutics is a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare diseases. Novelion has a rare disease product portfolio through its subsidiary, Aegerion Pharmaceuticals, Inc. The Company seeks to advance its portfolio of rare disease therapies by investing in science and clinical development.

Novelion is the parent company of Aegerion, our operating subsidiary.  References to “we,” “our” and the “Company” refer to the entire enterprise, whose assets and operations generally reside at Aegerion, and whose interests may not always be aligned with those of Novelion or its shareholders.

Forward-Looking and Cautionary Statements

Certain statements in this press release constitute “forward-looking statements” of Novelion within the meaning of applicable laws and regulations and constitute “forward-looking information” within the meaning of applicable securities laws. Any statements contained herein which do not describe historical facts, including statements regarding beliefs that Novelion is in a turnaround; beliefs about Aegerion being positioned to achieve a more comprehensive capital restructuring; expectations that Novelion has and can continue positive momentum towards fixing capital structure and driving growth; beliefs that there are opportunities for expansion and to become a sustainable and growing organization; and expectations and beliefs about the benefits of any long-term capital restructuring, and that any such long-term capital restructuring is possible, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, those risks identified in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including under the heading “Risk Factors” in our Annual Report on Form 10-K filed on March 16, 2018, and subsequent filings with the SEC, including our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2018 and September 30, 2018, available on the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect our results of operations and cash flows, which would, in turn, have a significant and adverse impact on our stock price. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Except as required by law, we undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

As previously announced, Aegerion has engaged Moelis & Company LLC and AlixPartners, both of whom advised on the recently announced capital raise, to continue the comprehensive review of Aegerion’s capital structure. Novelion and Aegerion have also engaged Evercore and Moelis & Company, respectively, to explore and advise the companies on all available financial and strategic options, such as a restructuring of Aegerion’s outstanding convertible notes (including a restructuring that would likely involve a debt for equity swap), a possible sale or merger of Novelion or Aegerion, or the sale or other disposition of certain businesses or assets, including territorial licensing deals.  Investors are cautioned that effecting such a refinancing, restructuring, or other wholesale recapitalization or other strategic alternative (and some of these alternatives could potentially lead Novelion and/or Aegerion to seek certain protections afforded under law, including the bankruptcy laws of the United States and Canada) will be critical for us to continue to execute on our commercial strategy and pursue our goals and objectives, and we may not be successful in doing so.

Investors and others should note that we communicate with our investors and the public using our company website, www.novelion.com, including, but not limited to, company disclosures, investor presentations and FAQs, SEC filings, press releases, public conference call transcripts and webcast transcripts. The information that we post on this website could be deemed to be material information. As a result, we encourage investors, the media and others interested to review the information that we post there on a regular basis. The contents of our website shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

CONTACT:

Amanda Murphy, Director, Investor Relations & Corporate Communications

Novelion Therapeutics

857-242-5024

amanda.murphy@novelion.com